Exhibit 99.1

***FOR IMMEDIATE RELEASE***

Saia Reports Fourth Quarter Earnings Per Share of $0.33

Revenues were $264 million with a 63 percent increase in operating income

JOHNS CREEK, GA. – January 30, 2013 – Saia, Inc. (NASDAQ: SAIA), a leading transportation provider offering multi-regional less-than-truckload (LTL), non-asset truckload and logistics, today reported improved fourth quarter 2012 results on stronger revenue, favorable pricing actions and operational efficiencies.

Fourth Quarter 2012 Compared to Fourth Quarter 2011 Results

•	Revenues were $264 million, an increase of 4.5 percent from the prior year period

•	Revenue per workday increased by 2.8 percent with one more workday in the fourth quarter of 2012

•	Operating income increased 63 percent to $10.1 million compared to $6.2 million in the prior year period

•	Earnings per share were $0.33 compared to $0.15 in the prior year period

•	Operating ratio was 96.2 compared to 97.6 in the prior year period

•	LTL tonnage per workday decreased by 3.2 percent

•	LTL yield was up 6 percent due to effective yield management and fuel surcharge revenue

“Saia’s best-in-class service quality, demonstrated yield results and emphasis on operational excellence were again the primary drivers behind our margin improvement. We continue to advance our value proposition through investments in quality and by providing consistent, superior customer service. Additionally, we remain focused on yield improvement and advancing our operational efficiency goals. I believe the positive contribution from further advancing and institutionalizing practices in these key areas will continue to favorably impact our results going forward,” said Rick O’Dell, president and chief executive officer.

“In spite of a lack-luster economic environment, Saia again produced significant earnings gains. The continued implementation of industrial engineering initiatives has improved operating efficiencies, reduced our reliance on purchased transportation, increased fuel efficiency, reduced cargo claims expense and enhanced customer service. The quarter did include increased healthcare and workers’ compensation expense which virtually offset more normal accident severity, in addition to the higher costs from wage increases and depreciation due to our investments in employees, equipment and technology to meet increasing customer demands. Saia’s dedicated employees provided 98% on-time service and solid customer satisfaction. Our balance sheet is strong and we are making significant investments in our business to provide a solid foundation for additional progress in 2013,” O’Dell said.

Saia, Inc. Fourth Quarter 2012 Results

2012 Results Compared to 2011 Results

•	Revenues were $1.1 billion, an increase of 7 percent from the prior year period

•	Operating income was $58.7 million compared to $28.1 million in the prior year

•	Net income was $32.0 million compared to $11.4 million in the prior year

•	Earnings per share were $1.94 compared to earnings per share of $0.70 in the prior year

•	Operating ratio was 94.7 compared to 97.3 in the prior year

Financial Position and Capital Expenditures

Total debt was $60.7 million at December 31, 2012. This compares to total debt of $72.9 million at December 31, 2011. Net of the Company’s $0.3 million cash balance at quarter-end, net debt to total capital was 19.2 percent.

Net capital expenditures in 2012 were $83 million. This compares to $68 million in the prior year. The Company currently plans net capital expenditures in 2013 of approximately $90 million. This expenditure level reflects replacement tractors and trailers and the Company’s continued investment in technology.

Conference Call

The Company will hold a conference call to discuss these results today at 11:00 am Eastern Time. This call will be webcast live via the Company web site at www.saiacorp.com. To participate in the call, please dial 1-888-364-3109 or dial 719-325-2308 for international calls and use conference ID 3815447. Callers should dial in five to 10 minutes in advance of the conference call. A replay of the call will be available two hours after the completion of the call through February 5, 2013. The replay is available by dialing 1-888-203-1112 or 719-457-0820.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. Saia LTL Freight operates 147 terminals in 34 states. With headquarters in Georgia, Saia employs 7,900 people. For more information on Saia, Inc. visit the Investor Relations section at www.saiacorp.com.

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and

Saia, Inc. Fourth Quarter 2012 Results

assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, assumptions and uncertainties include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; the Company’s need for capital and uncertainty of the current credit markets; the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); possible issuance of equity which would dilute stock ownership; indemnification obligations associated with the 2006 sale of Jevic Transportation, Inc.; the effect of litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, real property, revenue equipment and other assets; governmental regulations, including but not limited to Hours of Service, engine emissions, the “Compliance, Safety, Accountability” (CSA) initiative, compliance with legislation requiring companies to evaluate their internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; effectiveness of Company-specific performance improvement initiatives; terrorism risks; self-insurance claims and other expense volatility; increased costs as a result of recently enacted healthcare reform legislation and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings. As a result of these and other factors, no assurance can be given as to our future results and achievements. A forward looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur.

# # #

CONTACT:	Saia, Inc.

Renée McKenzie, Treasurer

678.542.3910

Investors@Saia.com

Saia, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$321	$1,317
Accounts receivable, net	106,814	107,436
Prepaid expenses and other	37,028	34,063

Total current assets	144,163	142,816
PROPERTY AND EQUIPMENT:
Cost	718,527	669,345
Less: accumulated depreciation	356,823	344,890

Net property and equipment	361,704	324,455
OTHER ASSETS	13,821	7,615

Total assets	$519,688	$474,886

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$43,706	$39,783
Wages and employees' benefits	30,842	21,185
Other current liabilities	44,609	41,237
Current portion of long-term debt	22,143	22,143

Total current liabilities	141,300	124,348
OTHER LIABILITIES:
Long-term debt, less current portion	38,562	50,714
Deferred income taxes	55,611	51,289
Claims, insurance and other	29,696	29,234

Total other liabilities	123,869	131,237
STOCKHOLDERS' EQUITY:
Common stock	16	16
Additional paid-in capital	206,977	203,793
Deferred compensation trust	(2,213)	(2,199)
Retained earnings	49,739	17,691

Total stockholders' equity	254,519	219,301

Total liabilities and stockholders' equity	$519,688	$474,886

Saia, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Quarters and Years Ended December 31, 2012 and 2011

(Amounts in thousands, except per share data)

(Unaudited)

	Fourth Quarter		Years
	2012	2011	2012	2011
OPERATING REVENUE	$264,427	$253,020	$1,098,679	$1,030,224
OPERATING EXPENSES:
Salaries, wages and employees' benefits	136,284	127,108	546,755	513,977
Purchased transportation	15,350	18,095	74,521	87,159
Fuel, operating expenses and supplies	74,964	71,897	308,176	293,534
Operating taxes and licenses	9,222	9,441	38,283	38,228
Claims and insurance	6,303	10,213	24,712	32,067
Depreciation and amortization	12,304	10,179	47,985	37,278
Operating gains, net	(78)	(93)	(487)	(165)

Total operating expenses	254,349	246,840	1,039,945	1,002,078

OPERATING INCOME	10,078	6,180	58,734	28,146

NONOPERATING EXPENSES:
Interest expense	1,707	2,321	7,807	10,468
Other, net	(70)	(64)	(212)	(52)

Nonoperating expenses, net	1,637	2,257	7,595	10,416

INCOME BEFORE INCOME TAXES	8,441	3,923	51,139	17,730
Income tax expense	3,035	1,450	19,091	6,357

NET INCOME	$5,406	$2,473	$32,048	$11,373

Average common shares outstanding—basic	15,908	15,798	15,882	15,789

Average common shares outstanding—diluted	16,586	16,143	16,543	16,136

Basic earnings per share	$0.34	$0.16	$2.02	$0.72

Diluted earnings per share	$0.33	$0.15	$1.94	$0.70

Saia, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2012 and 2011

(Amounts in thousands)

(Unaudited)

	Years
	2012	2011
OPERATING ACTIVITIES:
Net cash provided by operating activities	$100,675	$58,211

Net cash provided by operating activities	100,675	58,211

INVESTING ACTIVITIES:
Acquisition of property and equipment	(86,120)	(70,862)
Proceeds from disposal of property and equipment	3,305	2,963
Acquisition of subsidiary, net of cash	(7,616)	—

Net cash used in investing activities	(90,431)	(67,899)

FINANCING ACTIVITIES:
Repayment of long-term debt	(22,143)	(17,143)
Borrowings of revolving credit agreement, net	9,990	—
Payment of debt issuance costs	—	(1,046)
Proceeds from stock option exercises	913	149

Net cash used in financing activities	(11,240)	(18,040)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(996)	(27,728)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,317	29,045

CASH AND CASH EQUIVALENTS, END OF PERIOD	$321	$1,317

Saia, Inc. and Subsidiaries

Financial Information

For the Quarters Ended December 31, 2012 and 2011

(Unaudited)

					Fourth Quarter
		Fourth Quarter		% Change	Amount/Workday		% Change
		2012	2011		2012	2011
Workdays					62	61
Operating ratio		96.2%	97.6%
Tonnage (1)	LTL	863	877	(1.6)	13.91	14.37	(3.2)
	TL	157	164	(4.5)	2.53	2.69	(6.0)
Shipments (1)	LTL	1,466	1,517	(3.4)	23.64	24.86	(4.9)
	TL	23	23	(3.0)	0.37	0.38	(4.6)
Revenue/cwt. (2)	LTL	$14.13	$13.33	6.0
	TL	$5.90	$5.51	6.9
Revenue/shipment (2)	LTL	$166.36	$154.10	8.0
	TL	$816.62	$775.09	5.4
Pounds/shipment	LTL	1,177	1,156	1.8
	TL	13,851	14,060	(1.5)
Length of Haul		728	728	–

(1)	In thousands

(2)	Revenue does not include the adjustment required for financial statement purposes in accordance with the Company's revenue recognition policy and other revenue.